Exhibit 99.1

221 East Hickory Street

Mankato, Minnesota 56001

FOR IMMEDIATE RELEASE	Contact:	David Christensen
CFO
507-387-3355

Jennifer Spaude
Investor Relations
507-386-3765

HickoryTech Reports First Quarter 2008 Results

Maintains $1.8 Million Net Income, Reaffirms 2008 Guidance

MANKATO, Minn., April 30, 2008—HickoryTech Corp. (Nasdaq: HTCO) today reported financial results for the first fiscal quarter ended March 31, 2008.  The Company reported first quarter revenue of $35.9 million, a modest decline from the $36.9 million revenue of the first quarter 2007.  Net Income remained steady at $1.8 million and produced earnings of 13 cents per share for the first quarter 2008.  Enventis Sector revenue was relatively flat at $17.6 million.

“Our first quarter results were solid, while we continued to invest in the future of our Company,” said John Finke, HickoryTech’s president and chief executive officer.  “We’ve added resources to expand our managed and professional and support services.  This along with our investment to expand our business network and Digital TV service area should lead to excellent operating growth in the future.”

Consolidated Results for the first quarter 2008

HickoryTech’s consolidated operating revenue for the first quarter totaled $35.9 million, a modest decline from a year ago, due primarily to decreases in Telecom revenue and Enventis equipment sales revenue; however, offset by an increase in Enventis Sector service revenue.  “We continue to be very pleased with the progress in growing our professional services business within the Enventis Sector, with its recurring revenue and higher margin characteristics,” said Finke.

Consolidated operating income for the quarter totaled $4.9 million, a 3.9 percent decrease compared to the first quarter of 2007, primarily related to a decrease in Telecom operating income; however, partly offset by improvements in corporate costs and increased profitability within Enventis.

Improvements in interest expense helped offset the decline in operating income in the first quarter of 2008. HickoryTech reported net income of $1.8 million, or $0.13 per diluted share, for the first quarter of 2008, flat with first quarter of 2007.

Telecom Sector (before inter-segment eliminations)

In the first quarter of 2008, the Telecom Sector experienced a mixture of trends including: increased consumer competition, local service declines, broadband growth and network access declines.

— more —

Key Telecom Sector metrics for the first quarter 2008, as compared to same period 2007

•                 Pre-elimination Telecom Sector Revenue decreased to $18.4 million versus $19.1 million

•                 Broadband revenues grew 20 percent to $2.6 million versus $2.2 million.  This revenue, which includes DSL, Data and Digital TV services, again outpaced the decline in local service revenue.  The upward growth trend in DSL lines continued, totaling 18,003, an increase of 10 percent.  Total Digital TV services grew to 7,107, up 46 percent.

•                 Network access revenue was $6.8 million, a decrease of $534,000 or 7.3 percent.

•                 Local service revenue declined 7.1 percent primarily due to competition.  Local lines declined 5.2 percent.

Enventis Sector (before inter-segment eliminations), as compared to same period 2007

Enventis Sector revenue before eliminations totaled $17.7 million, a 1 percent decline of $208,000.  Enventis operating income for the first quarter was $1.4 million, an increase of 3 percent compared with the same quarter in 2007.

•                 Equipment sales within Enterprise Network Services (ENS) for the first quarter 2008 totaled $10.2 million, a decrease of $1.3 million or 11 percent.

•                 Service revenue within ENS, which includes managed services, increased $322,000 or 18 percent.

•                 Enterprise Transport Services (ETS), network based services, first quarter 2008 revenue increased 15 percent to $5.5 million, from $4.8 million a year ago, attributed to strong wholesale transport growth and increased demand for our hosted unified communication solutions.  Operating income was $1.1 million or 20 percent of revenue, compared to $633,000, or 13 percent of revenue.

Capital Expenditures and Debt

HickoryTech reported capital expenditures of $3.4 million for the first quarter of 2008.  Investments supported fiber and IP network upgrades, Digital TV expansion and success-based network sales.  The investment was $0.7 million more than the same period one year ago.  The debt balance (long-term and current portion) totaled $131.2 million as of March 31, 2008, a $2 million increase from the beginning of the year.

Future Outlook

HickoryTech reaffirmed its previously stated 2008 full-year outlook:

•                 Revenue is expected to range from $158 million to $164 million

•                 Net Income is expected to range from $7.6 million to $8.4 million

•                 CAPEX is expected to range from $18 million to $20 million for the year

•                 Year-end debt balance is expected to range from $126 million to $129 million

“We are focused on our business plan and delivering strong results for the full year 2008,” said Finke.  “We are well positioned to fully utilize our extended network to grow our business services and cross-sell additional services along our fiber footprint.  We look forward to expanding our Digital TV services and increasing penetration of broadband services in existing markets.”

Webcast Details

Further information the first quarter 2008 results will be discussed during the Company’s quarterly conference call and webcast with investors on Thursday, May 1, 2008 at 9:00 a.m. CT.  The dial-in number for the call is 866.314.9013 (U.S. and Canada) and the participant pass code is “HickoryTech”.  A simultaneous webcast of the call and downloadable presentation will be available through a link on the Investor Relations page at www.hickorytech.com.

About HickoryTech

HickoryTech Corporation (NASDAQ:  HTCO), headquartered in Mankato, Minn., offers integrated communication products and services to business and residential customers over a regional fiber network.  The company, founded in 1898, has approximately 410 employees. The Telecom Sector, with facilities-based operations in Minnesota and Iowa, offers local voice, long distance, high-speed Internet, Digital TV, and IP networking services to residential and business customers.  In addition, the Telecom Sector develops telecom and carrier access billing solutions and customer management systems. The Enventis Sector provides IP-based voice, data and network solutions to businesses across a five-state region. For more information, visit www.hickorytech.com.

Forward Looking Statement

Certain statements included in this press release that are not historical facts are “forward-looking statements.” Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management’s beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Except as required by federal securities laws, HickoryTech undertakes no obligation to update any of its forward-looking statements for any reason.

Consolidated Statement of Operations

(unaudited)

	Three Months Ended March 31
(Dollars in thousands)	2008	2007
Revenues:
Telecom Sector	$18,294	$19,037
Enventis Sector
Equipment revenue	10,168	11,434
Services revenue	7,438	6,456
Total Enventis Sector	17,606	17,890
Total revenues	35,900	36,927

Costs and Expenses:
Cost of sales, equipment, excluding depreciation and amortization	8,697	10,314
Cost of services, excluding depreciation and amortization	11,690	10,917
Selling, general and administrative expenses	5,686	5,836
Depreciation	4,669	4,504
Amortization of intangibles	289	289
Total costs and expenses	31,031	31,860

Operating income	4,869	5,067

Interest and other income	27	84
Interest expense	(1,697)	(2,182)

Income before income taxes	3,199	2,969
Income taxes	1,418	1,201
Income from continuing operations	1,781	1,768

Discontinued operations
Loss from operations of discontinued component	—	(2)
Income tax benefit	—	(1)
Loss from discontinued operations	—	(1)

Net income	$1,781	$1,767

Reconciliation of operating income to EBITDA:
Operating income	$4,869	$5,067
Add:
Depreciation	4,669	4,504
Amortization of intangibles	289	289
EBITDA	$9,827	$9,860

(Not in thousands)

Basic earnings per share - continuing operations:	$0.13	$0.13
Basic loss per share - discontinued operations:	—	—
	$0.13	$0.13

Basic weighted average common shares outstanding	13,301,409	13,240,434

Diluted earnings per share - continuing operations:	$0.13	$0.13
Diluted loss per share - discontinued operations:	—	—
	$0.13	$0.13

Diluted weighted average common and equivalent shares outstanding	13,306,910	13,241,010

Dividends per share	$0.12	$0.12

consolidated balance sheets

(unaudited)

(In thousands)	March 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$1,492	$171
Receivables, net of allowance for doubtful accounts of $987 and $1,184	21,384	28,357
Inventories	7,749	7,054
Income tax receivable	—	1,013
Deferred income taxes	1,334	1,334
Prepaid expenses	1,989	1,713
Other	740	1,196
Total current assets	34,688	40,838

Investments	4,066	3,830

Property, plant and equipment	325,359	322,249
Less accumulated depreciation	173,497	169,318
Property, plant and equipment, net	151,862	152,931

Other assets:
Goodwill	25,239	25,239
Intangible assets, net	1,694	1,983
Deferred costs and other	2,573	2,674
Total other assets	29,506	29,896

Total assets	$220,122	$227,495

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Extended term payable	$7,505	$14,443
Accounts payable	2,779	4,538
Accrued expenses	6,717	7,740
Accrued income taxes	275	—
Advanced billings and deposits	5,075	5,158
Current maturities of long-term obligations	1,035	731
Total current liabilities	23,386	32,610

Long-term liabilities:
Debt obligations, net of current maturities	130,214	128,475
Financial derivative instruments	3,099	1,451
Accrued income taxes	7,837	7,747
Deferred income taxes	14,250	14,901
Deferred revenue	1,499	1,527
Accrued employee benefits and deferred compensation	8,769	8,852
Total long-term liabilities	165,668	162,953

Total liabilities	189,054	195,563

Commitments and contingencies	—	—

Shareholders’ equity:
Common stock, no par value, $.10 stated value shares authorized: 100,000 Shares issued and outstanding: 13,319 in 2008 and 13,285 in 2007	1,332	1,329
Additional paid-in capital	11,289	11,031
Retained earnings	20,825	20,639
Accumulated other comprehensive income/(loss)	(2,378)	(1,067)

Total shareholders’ equity	31,068	31,932

Total liabilities and shareholders’ equity	$220,122	$227,495

Telecom Sector Recap

(unaudited)

	Three Months Ended March 31
(Dollars in thousands)	2008	2007
Revenues:
Local Service	$4,131	$4,448
Network Access	6,825	7,359
Long Distance	1,190	1,332
Data	1,848	1,676
Internet	1,078	1,126
Digital TV	744	489
Directory	1,000	885
Message Processing & Billing	594	689
Intersegment	130	107
Other	884	1,033
Total Telecom Revenues	$18,424	$19,144

Costs and expenses:
Cost of services, excluding depreciation and amortization	7,647	7,855
Selling, general and administrative expenses	3,304	3,273
Depreciation and amortization	3,926	3,913

Operating income	$3,547	$4,103

Net income	$2,068	$2,439

Capital expenditures	$2,420	$1,646

Key Metrics
Business access lines	27,318	27,254
Residential access lines	36,713	40,324
Total access lines	64,031	67,578
Long distance customers	40,837	41,237
DSL customers	18,003	16,313
Digital TV customers	7,107	4,865

Enventis Sector Recap

(unaudited)

	Three Months Ended March 31
(Dollars In thousands)	2008	2007
Revenues before eliminations:
ENS equipment revenue	$10,168	$11,434
ENS services revenue	2,065	1,743
ETS services revenue	5,373	4,713
Intersegment	138	62
	$17,744	$17,952

Cost of sales, equipment (excluding depreciation and amortization)	8,697	10,314
Cost of services (excluding depreciation and amortization)	4,279	3,198
Selling, general and administrative expenses	2,327	2,185
Depreciation and amortization	1,020	875

Operating income	$1,421	$1,380
Net income	$834	$822

Capital expenditures	$993	$1,084

Enventis Product Line Information

	Three Months Ended March 31
	Network Services		Transport Services
(Dollars in thousands)	2008	2007	2008	2007
Revenues before intersegment eliminations:
Equipment revenue	$10,168	$11,434	$—	$—
Services revenue	2,065	1,743	5,373	4,713
Intersegment	—	—	138	62
	$12,233	$13,177	$5,511	$4,775

Cost of sales, equipment (excluding depreciation and amortization)	8,692	10,310	5	4
Cost of services (excluding depreciation and amortization)	1,832	927	2,447	2,271
Selling, general and administrative expenses	1,259	1,098	1,068	1,087
Depreciation and amortization	121	95	899	780

Operating income	$329	$747	$1,092	$633
Net income	$193	$445	$641	$377

Capital expenditures	$133	$(32)	$860	$1,116

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